Exhibit 10.1

MERGE

 Healthcare

May 12, 2006

Mr. Scott T. Veech

Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Merge Technologies Incorporated

6737 West Washington Street

Suite 2250

Milwaukee, WI 53214-5650

Dear Scott,

Reference is made to the Employment Agreement, dated as of March 1, 2004 (the “Employment Agreement”), by and between you and Merge Technologies Incorporated (the “Company,” or “we”). Based upon the discussions we have had over the past several months, we understand your desire to leave your current positions with the Company and possibly find an alternative role with the Company or one of its subsidiaries. We certainly are prepared to accommodate your desire to depart from your current roles, although we understand that you have agreed to remain in such roles, and perform your duties in such capacities to the best of your ability in accordance with the Employment Agreement, applicable law and our polices and procedures, until the earlier of (a) August 25, 2006, or (b) the first date after the Company’s filing of all of the following:  its 10-K for the fiscal year ended December 31, 2005, any required 10-Q/As for fiscal quarters of 2005 and its 10-Q for the quarter ended March 31, 2006 (the earlier of (a) or (b) being referred to as the “Scheduled Departure Date”). No later than the Scheduled Departure Date, we will consider with you the terms and conditions of your departure from your current role, any alternatives for you to stay with the Company in another capacity that would be mutually beneficial and any transition services we would expect you to perform.

With respect to the terms and conditions of your departure, we understand and reaffirm our obligations under the Employment Agreement, including without limitation, the severance obligations set forth in Section 12 thereof, subject to the terms and conditions thereof. Further, we hereby agree with you that (a) you will be entitled to the severance allowance and other benefits set forth in such Section 12 if you terminate your employment with the Company by resignation or retirement following the Scheduled Departure Date and otherwise under circumstances in which you would be entitled to such severance allowance and other benefits if your employment were terminated by the Company (a “Qualified Voluntary Termination”); and (b) upon the effective date of (i) a Qualified Voluntary Termination or (ii) a termination of your employment by the Company under circumstances in which you are entitled to severance and other benefits under Section 12 of the Employment Agreement, all stock options granted to you by the Company prior to 2005, and the portion of the stock option granted to you in 2005  scheduled to vest on June 1, 2006, in each case to the extent unvested at the time of such termination, shall become fully vested and exercisable in accordance with the applicable stock option agreements and plans.

Notwithstanding anything to the contrary contained herein, the foregoing is subject to the absence of findings of the on-going investigation by the Audit Committee of the Company’s Board of Directors with respect to accounting and financial reporting matters to the effect that you engaged in intentional misconduct.

This letter agreement, and all questions concerning the construction, validity, enforcement and interpretation hereof, shall be governed by the internal laws (and not the law of conflicts) of the State of Wisconsin. This letter agreement, Schedule G to the Merger Agreement dated January 17, 2005 between the Company, Corrida, Ltd. and Cedara Software Corp. and the Employment Agreement constitute the entire agreement between the parties with respect to your employment (including any termination thereof) and the other matters set forth herein and therein, and supersede all other agreements, arrangements, understandings, undertakings, representations and communications regarding the subject matters hereof and thereof. This letter agreement may be executed and delivered via facsimile, email or similar electronic transmission with the same force and effect as if an original were executed and may be signed in two counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument.

Please acknowledge your agreement to the foregoing by executing this letter where indicated below, upon which execution there shall be a binding agreement between the parties hereto.

Very truly yours,

MERGE TECHNOLOGIES INCORPORATED

By:	/s/ Anna Marie Hajek

Name: Anna Marie Hajek

Title: Chairperson, Compensation Committee of the Board of Directors

Acknowledged and Agreed as off the date first above written:

/s/ Scott T. Veech

Scott T. Veech